Exhibit 99

GORMAN-RUPP REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Mansfield, Ohio – October 23, 2026 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•
Record net sales of $193.3 million increased 11.8%, or $20.4 million, compared to the third quarter of 2025
•
Record net income of $22.7 million, or $0.86 per share, compared to net income of $11.3 million, or $0.43 per share, for the third quarter of 2025
o
Adjusted earnings per share1 for the third quarter of 2026 and 2025 were $0.86 and $0.52, respectively
•
Record adjusted EBITDA1 of $41.8 million, which was 21.6% of sales, an increase of $9.5 million, or 29.4%, over the third quarter of 2025

Net sales for the third quarter of 2026 were $193.3 million compared to net sales of $172.8 million for the third quarter of 2025, an increase of 11.8%, or $20.4 million. Sales increased across all of our markets driven by volume growth as well as price increases taken in the first quarter of 2026. Sales increased $4.7 million in the agriculture market, $3.5 million in the construction market, and $3.4 million in the industrial market, in each case due in part to improvement across Fill-Rite’s sales channels. Sales in the construction market also benefited from increased sales of rental equipment and industrial sales benefited from increased HVAC demand. Sales increased $3.8 million in the fire suppression market due to increased international sales. In addition, sales increased $2.0 million in the municipal market, $1.4 million in the OEM market, $1.0 million in the petroleum market, and $0.6 million in the repair market.

Gross profit was $64.5 million for the third quarter of 2026, resulting in gross margin of 33.4%, compared to gross profit of $50.4 million and gross margin of 29.2% for the same period in 2025. Gross profit for the third quarter of 2025 included $2.7 million of one-time facility optimization costs. The 420 basis point increase in gross margin was driven by a 190 basis point improvement in labor and overhead expense (130 basis points driven by leverage on increased sales and 60 basis points driven by favorable medical expenses), a 160 basis point improvement from 2025 facility optimization costs that did not recur, and a 70 basis point reduction in LIFO expense.

Selling, general and administrative (“SG&A”) expenses were $27.5 million and improved to 14.3% of net sales for the third quarter of 2026 compared to $25.9 million and 15.0% of net sales for the same period in 2025. The decrease in SG&A expense as a percent of net sales was driven by improved leverage on SG&A expenses from increased sales.

Operating income was $33.9 million for the third quarter of 2026, resulting in an operating margin of 17.5%, compared to operating income of $21.5 million and an operating margin of 12.4% for the same period in 2025. Operating income for the third quarter of 2025 included $3.0 million of one-time facility optimization costs. The 510 basis point increase in operating margin was driven by a 420 basis point improvement in gross margin as well as a 90 basis point improvement in leverage on SG&A and amortization.

Interest expense was $4.3 million for the third quarter of 2026 compared to $5.8 million for the same period in 2025. The decrease in interest expense was due primarily to a decrease in outstanding debt.

Net income was $22.7 million, or $0.86 per share, for the third quarter of 2026 compared to net income of $11.3 million, or $0.43 per share, in the third quarter of 2025. Adjusted earnings per share1 for the third quarter of 2026 and 2025 were $0.86 and $0.52, respectively.

Adjusted EBITDA1 was $41.8 million and 21.6% of sales for the third quarter of 2026 compared to $32.3 million and 18.7% of sales for the third quarter of 2025.

Year to date 2026 Highlights

•
Net sales of $555.9 million increased 7.8%, or $40.1 million, compared to the first nine months of 2025
•
Net income of $60.0 million, or $2.27 per share, compared to net income of $39.3 million, or $1.49 per share, for the first nine months of 2025
o
Adjusted earnings per share1 for the first nine months of 2026 and 2025 were $2.27 and $1.58, respectively
•
Adjusted EBITDA1 of $115.5 million, which was 20.8% of sales, an increase of $18.3 million, or 18.8%, over the first nine months of 2025
•
Total debt decreased $58.0 million through the first nine months of 2026

Net sales for the first nine months of 2026 were $555.9 million compared to net sales of $515.8 million for the first nine months of 2025, an increase of 7.8%, or $40.1 million. Sales increased in the majority of our markets including a sales increase of $14.7 million in the construction market due to increased demand in mining and sales of rental equipment, $13.3 million in the agriculture market due to broad-based improvement across Fill-Rite's sales channels, $8.6 million in the industrial market due to increased domestic investment, $4.0 million in the OEM market, $3.9 million in the municipal market, and $0.2 million in the petroleum market. Offsetting these increases were a decrease of $3.8 million in the fire suppression market and a decrease of $0.8 million in the repair market.

Gross profit was $182.5 million for the first nine months of 2026, resulting in gross margin of 32.8%, compared to gross profit of $156.8 million and gross margin of 30.4% for the same period in 2025. Gross profit for the first nine months of 2025 included $2.7 million of one-time facility optimization costs. The 240 basis point increase in gross margin included a 100 basis point improvement in margin on material (30 basis points of which was attributable to a decrease in LIFO expense), a 90 basis point improvement in leverage on labor and overhead expense resulting from increased sales, and a 50 basis point improvement from 2025 facility optimization costs that did not recur.

SG&A expenses were $81.5 million and improved to 14.7% of net sales for the first nine months of 2026 compared to $77.0 million and 14.9% of net sales for the same period in 2025. SG&A expenses increased due to increased incentive-based payroll expenses, higher advertising expenses, and increased freight out costs driven by increased sales. The decrease in SG&A expense as a percent of net sales was driven by improved leverage on SG&A expenses from increased sales.

Operating income was $91.8 million for the first nine months of 2026, resulting in an operating margin of 16.5%, compared to operating income of $70.5 million and an operating margin of 13.7% for the same period in 2025. Operating income for the first nine months of 2025 included $3.0 million of one-time facility optimization costs. The 280 basis point increase in operating margin was driven by a 240 basis point improvement in gross margin as well as a 40 basis point improvement in leverage on SG&A and amortization.

Interest expense was $13.9 million for the first nine months of 2026 compared to $18.0 million for the same period in 2025. The decrease in interest expense was primarily due to a decrease in outstanding debt.

Net income was $60.0 million, or $2.27 per share, for the first nine months of 2026 compared to net income of $39.3 million, or $1.49 per share, for the first nine months of 2025. Adjusted earnings per share1 for the first nine months of 2026 and 2025 were $2.27 per share and $1.58 per share, respectively.

Adjusted EBITDA1 was $115.5 million and 20.8% of net sales for the first nine months of 2026 compared to $97.3 million and 18.9% of net sales for the first nine months of 2025.

Incoming orders for the first nine months of 2026 were $562.2 million, an increase of 2.2%, or $12.0 million, compared to the same period in 2025. The Company’s backlog of orders was $236.8 million at September 30, 2026 compared to $234.2 million at September 30, 2025 and $244.0 million at December 31, 2025.

Net cash provided by operating activities for the first nine months of 2026 was $114.9 million compared to $91.2 million for the same period in 2025. The increase in cash provided by operating activities in the first nine months of 2026 compared to the same period last year was primarily due to increased net income. Capital expenditures for the first nine months of 2026 were $14.7 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2026 are presently planned to be approximately $22.0 - $24.0 million. Total debt decreased $58.0 million during the first nine months of 2026.

Scott A. King, President and CEO, commented, “We are very pleased with our third-quarter results, which included record net sales, gross margin, and earnings per share. This marks the third consecutive quarter with record earnings per share and the second consecutive quarter with record sales. Our sales growth was broad-based with all of our markets showing growth over the same quarter last year. Our margins remained strong as increased volumes drove leverage on labor, overhead and SG&A expenses. These operating improvements, together with lower interest expense, contributed to record earnings and strong cash generation. Solid operating cash flow allowed us to reduce total debt by $58.0 million during the first nine months of the year while also continuing to invest in the business. Incoming orders and backlog remain healthy, and our diverse markets and strong financial position provide a solid foundation as we enter the fourth quarter.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding 2025 facility optimization costs. Adjusted earnings per share is earnings per share excluding 2025 facility optimization costs per share. Adjusted EBITDA is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude 2025 facility optimization costs and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which LIFO method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA to their corresponding GAAP financial measures, which includes a description of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, retention of supplier and customer relationships and key employees, and the ability to service and repay indebtedness. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) growth through acquisitions; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) impairment in the value of intangible assets, including goodwill; (6) defined benefit pension plan settlement expense; (7) LIFO inventory method; and (8) family ownership of common equity; and general risk factors including (9) continuation of the current and projected future business environment; (10) highly competitive markets; (11) availability and costs of raw materials and labor; (12) cybersecurity threats; (13) artificial intelligence risk and challenges that can impact our business; (14) compliance with, and costs related to, a variety of import and export laws and regulations; (15) the impact of U.S. trade policy, including resulting tariffs; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact Ronald F. Stoops, Chief Financial Officer, Telephone (419) 755-1225.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2026	2025	2026	2025
Net sales	$193,254	$172,825	$555,912	$515,818
Cost of products sold	128,730	122,405	373,421	359,013
Gross profit	64,524	50,420	182,491	156,805
Selling, general and administrative expenses	27,543	25,856	81,462	77,002
Amortization expense	3,080	3,087	9,239	9,289
Operating income	33,901	21,477	91,790	70,514
Interest expense	(4,316)	(5,787)	(13,942)	(17,980)
Other income (expense), net	246	(357)	(380)	(1,282)
Income before income taxes	29,831	15,333	77,468	51,252
Provision for income taxes	7,120	3,989	17,485	11,983
Net income	$22,711	$11,344	$59,983	$39,269
Earnings per share	$0.86	$0.43	$2.27	$1.49
Average number of shares outstanding	26,410,243	26,312,842	26,386,043	26,289,471

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$59,302	$35,083
Accounts receivable, net	109,014	88,378
Inventories, net	84,904	96,457
Prepaid and other	8,267	13,776
Total current assets	261,487	233,694
Property, plant, and equipment	133,420	134,131
Other assets	23,104	22,192
Goodwill and other intangible assets, net	460,727	470,038
Total assets	$878,738	$860,055
Liabilities and equity
Accounts payable	$34,610	$25,885
Current portion of long-term debt	—	23,125
Accrued liabilities and expenses	62,332	49,602
Total current liabilities	96,942	98,612
Pension benefits	3,840	5,149
Postretirement benefits	25,279	24,803
Long-term debt, net of current portion	250,232	284,406
Other long-term liabilities	41,314	32,362
Total liabilities	417,607	445,332
Shareholders' equity	461,131	414,723
Total liabilities and shareholders' equity	$878,738	$860,055

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands)	2026	2025
Cash flows from operating activities:
Net income	$59,983	$39,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,591	20,820
LIFO expense	2,531	4,266
Pension expense	1,489	2,076
Stock based compensation	4,329	2,850
Contributions to pension plans	(2,154)	(2,113)
Amortization of debt issuance fees	886	886
Other	241	247
Changes in operating assets and liabilities:
Accounts receivable, net	(21,100)	(3,085)
Inventories, net	8,063	2,662
Accounts payable	8,923	7,926
Commissions payable	(253)	65
Deferred revenue and customer deposits	1,938	610
Income taxes	15,449	4,152
Accrued expenses and other	(300)	2,137
Benefit obligations	13,294	8,462
Net cash provided by operating activities	114,910	91,230
Cash flows from investing activities:
Capital additions	(14,687)	(12,533)
Other	360	85
Net cash used for investing activities	(14,327)	(12,448)
Cash flows from financing activities:
Cash dividends	(15,035)	(14,586)
Treasury share repurchases	(2,649)	(1,152)
Payments to banks for borrowings	(58,000)	(45,000)
Other	(92)	(90)
Net cash used for financing activities	(75,776)	(60,828)
Effect of exchange rate changes on cash	(588)	770
Net increase in cash and cash equivalents	24,219	18,724
Cash and cash equivalents:
Beginning of period	35,083	24,213
End of period	$59,302	$42,937

The Gorman-Rupp Company

Non-GAAP Financial Information

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Adjusted earnings:
Net income – GAAP basis	$22,711	$11,344	$59,983	$39,269
Facility optimization costs	—	2,309	—	2,309
Non-GAAP adjusted earnings	$22,711	$13,653	$59,983	$41,578

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Adjusted earnings per share:
Earnings per share – GAAP basis	$0.86	$0.43	$2.27	$1.49
Facility optimization costs	—	0.09	—	0.09
Non-GAAP adjusted earnings per share	$0.86	$0.52	$2.27	$1.58

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Adjusted EBITDA:
Net income –GAAP basis	$22,711	$11,344	$59,983	$39,269
Interest expense	4,316	5,787	13,942	17,980
Provision for income taxes	7,120	3,989	17,485	11,983
Depreciation and amortization expense	7,519	6,883	21,591	20,820
Non-GAAP earnings before interest, taxes, depreciation and amortization	41,666	28,003	113,001	90,052
Facility optimization costs	—	2,960	—	2,960
Non-cash LIFO expense	137	1,343	2,531	4,266
Non-GAAP adjusted EBITDA:	$41,803	$32,306	$115,532	$97,278